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                                                                     EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 28, 1997 (except for Note 13, as to which the date is February 19, 1997) in Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-33591) and the related Prospectus of Essex International Inc. (formerly known as BCP/Essex Holdings Inc.) for the registration of 4,800,989 shares of its common stock.

  We have audited the consolidated financial statements of Essex International Inc. as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 and have issued our report thereon dated January 28, 1997 (except Note 13, as to which the date is February 19, 1997). Our audits also included the financial statement schedules listed in Item 16(b) of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

  In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                          Ernst & Young LLP

Indianapolis, Indiana

August 27, 1997